AMENDMENT NO. 1
                           TO FISCAL AGENCY AGREEMENT

         AMENDMENT NO. 1 dated as of November 21, 2003 (this "Amendment"), to the Fiscal Agency Agreement dated as of February 6, 2003 (the "Fiscal Agency Agreement"), between THE REPUBLIC OF PERU ("Peru") and JPMORGAN CHASE BANK (the "Fiscal Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

                                    RECITALS

         WHEREAS, clause (v) of the second paragraph of Section 7.1(b) of the Fiscal Agency Agreement provides that Peru and the Fiscal Agent may, without the vote or consent of any holder of Bonds of any Series, amend the Fiscal Agency Agreement or the Terms for the purpose of effecting any amendment of the Fiscal Agency Agreement so long as such amendment does not, and will not, adversely affect the rights or interests of any holder of Bonds of that Series; and

         WHEREAS, Peru has requested and the Fiscal Agent has agreed, consistent with such clause (v), to amend the Fiscal Agency Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Peru and the Fiscal Agent hereby agree as follows:

         SECTION 1. Scope of Amendment. The provisions of this Amendment shall apply only to (a) the U.S. Dollar-Denominated Global Bonds due 2033 (the "Global Bonds 2033") to be issued by Peru on the date hereof, (b) any Bonds issued in the future under the Fiscal Agency Agreement that form a single series with the Global Bonds 2033, and (c) any other Bonds issued on or after the date hereof under the Fiscal Agency Agreement, and shall not modify or otherwise affect the terms and conditions of any currently outstanding Bonds under the Fiscal Agency Agreement.

         SECTION 2. Amendment to Article V, Events of Default. Article V of the Fiscal Agency Agreement is hereby amended to change its title to "Events of Default Relating to Bonds Other Than Collective Action Securities" and to insert the following sentence immediately after the title of the Article and before
Section 5.1: "The provisions of this Article V shall apply to the Bonds of each Series other than all Collective Action Securities (as defined in Section 6.1)."

         SECTION 3. Amendment to Article VII, Amendments. Article VII of the Fiscal Agency Agreement is hereby amended to change its title to "Amendments Relating to Bonds Other Than Collective Action Securities" and to insert the following sentence immediately after the title of the Article and before Section 7.1: "The provisions of this Article VII shall apply to the Bonds of each Series other than all Collective Action Securities (as defined in Section 6.1)."

         SECTION 4. Renumbering of Article VI and the Sections thereunder.
Article VI and Sections 6.1 and 6.2 of the Fiscal Agency Agreement are hereby renumbered as Article VII and Sections 7.1 and 7.2, respectively. The renumbering of Article VI and Sections 6.1 and 6.2 of the Fiscal Agency Agreement is applicable to cross-references to this Article or these Sections within the Fiscal Agency Agreement.

         SECTION 5. Renumbering of Article VII and the Section thereunder.
Article VII and Section 7.1 of the Fiscal Agency Agreement are hereby renumbered as Article VIII and Section 8.1, respectively. The renumbering of Article VII and Section 7.1 of the Fiscal Agency Agreement is applicable to cross-references to this Article or Section within the Fiscal Agency Agreement.

         SECTION 6. Renumbering of Article VIII and the Sections thereunder.
Article VIII and Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 and 8.9 of the
Fiscal Agency Agreement are hereby renumbered as Article X and Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9, respectively. The renumbering of Article VIII and Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 and 8.9 of
the Fiscal Agency Agreement is applicable to cross-references to this Article or these Sections within the Fiscal Agency Agreement.

         SECTION 7. Addition of Article VI. A new Article VI is hereby added to the Fiscal Agency Agreement, to read as follows:

                                  "ARTICLE VI

           EVENTS OF DEFAULT RELATING TO COLLECTIVE ACTION SECURITIES

         SECTION 6.1 General. The provisions of this Article VI shall apply only to (i) the U.S. Dollar-Denominated Global Bonds due 2033 (the "Global Bonds 2033") to be issued by Peru on November 21, 2003, (ii) any Bonds issued after November 21, 2003 under this Agreement that form a single series with the Global Bonds 2033, and (iii) any other Bonds issued on or after November 21, 2003 under this Agreement (collectively, the "Collective Action Securities").

         SECTION 6.2 Notice of Event of Default; Acceleration. (a) Each of the following events will constitute an "Event of Default" with respect to any Series of Bonds:

         (i) if Peru fails to pay interest or principal on the Bonds of that Series when due and such failure continues for a period of 30 days; or

         (ii) if Peru does not perform any other obligation under any Bond of that Series and such failure is incapable of remedy or is not remedied within 60 days after written notice has been given to Peru by the Fiscal Agent; or

         (iii) if Peru fails to make any payment in respect of:

         (A) External Indebtedness outstanding as of February 21, 2002; or

         (B) Public External Indebtedness;

         in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due, and such failure continues beyond the applicable grace period; or

         (iv) if any event or condition occurs that results in the acceleration of the maturity of:

         (A) External Indebtedness outstanding as of February 21, 2002; or

         (B) Public External Indebtedness;

         in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency); or

         (v) if Peru declares a general suspension on or moratorium with respect to the payment of principal or interest on all or a portion of its External Indebtedness; or

         (vi) if (A) Peru contests the validity of, or its obligations under, any Bond of that Series or, to the extent adversely affecting such Bonds, this Agreement, (B) Peru denies any of its obligations under any Bond of that Series or, to the extent adversely affecting such Bonds, this Agreement, or (C) any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on any Bonds of that Series or to perform any of its obligations under any Bonds of that Series or, to the extent adversely affecting such Bonds, this Agreement; or

         (vii) if any writ, execution, attachment or similar process is levied against all or any substantial part of the assets of Peru in connection with any judgment for the payment of money exceeding U.S. $25,000,000 (or its equivalent in any other currencies), and Peru fails to satisfy or discharge such judgment, or adequately bond, contest in good faith or receive a stay of execution or continuance in respect of such judgment, within a period of 120 days; or

         (viii) if Peru fails to maintain its membership in, and its eligibility to use the general resources of, the International Monetary Fund.

         (b) Upon the occurrence and during the continuance of an Event of Default, the holders of at least 25% in aggregate principal amount of all Bonds of the relevant Series then Outstanding may by written notice given to Peru (with a copy to the Fiscal Agent) declare the Bonds of that Series held by them to be immediately due and payable; and upon such declaration the principal amount of Bonds of that Series and the accrued interest on such Bonds will become immediately due and payable upon the date that such written notice is received at the office of the Fiscal Agent, unless prior to such date all Events of Default in respect of all Bonds of such Series have been cured. The right to give such acceleration notice will terminate if the event giving rise to such right has been cured before such right is exercised. Holders of Bonds of such Series holding in the aggregate at least 50% in principal amount of the then Outstanding Bonds of that Series may waive any existing defaults, and rescind or annul any notice of acceleration, on behalf of all Bondholders, if (i) following the declaration of such Bonds due and payable immediately, Peru has deposited with the Fiscal Agent an amount sufficient to pay all overdue installments of principal, interest and Additional Amounts in respect of such Bonds as well as the reasonable fees and compensation of the Fiscal Agent; and (ii) all other Events of Default have been remedied. In the event of a declaration of acceleration because of an Event of Default set forth in clause (iii) or (iv) above, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to such clause
(iii) or (iv) shall be remedied, cured or waived by the holders of the relevant indebtedness, within 60 days after such event.

         (c) Upon the occurrence of an Event of Default under Section 6.2(a), Peru shall give written notice promptly after becoming aware thereof to the holder of each Bond (with a copy to the Fiscal Agent). Within 15 days after becoming aware of the occurrence of an event which with the giving of notice or lapse of time or both would, unless remedied, cured or waived, become an Event of Default under clause (iii) or (iv) of Section 6.2(a), Peru shall give written notice thereof to the holder of each Bond (with a copy to the Fiscal Agent). Any notice required to be given pursuant to this Section 6.2(c) to each holder of a Bond may be given by Peru directly to the Fiscal Agent, provided that Peru will cause the Fiscal Agent promptly to give notice of each Event of Default specified in such notice to the holders of Bonds.

         SECTION 6.3 Delivery of Information; Purchase of Bonds by Peru. (a) So long as any Bonds are Outstanding, Peru shall provide the Fiscal Agent: (i) within 90 days after the last day of each calendar year and, in addition, within 15 days of any request by the Fiscal Agent, a certificate of an Authorized Signatory, or such other official of Peru as may be appropriate, stating to such official's knowledge, as of a date which shall not be more than five days before the date of the certificate, whether an Event of Default or an event that, with the giving of notice or lapse of time or both, would become such an Event of Default with respect to the Bonds, exists on the date of such certificate and, if such an Event of Default or an event that, with the giving of notice or lapse of time or both, would become such an Event of Default exists, setting forth the details thereof and the action which Peru is taking or proposes to take with respect thereto; and (ii) upon any official of Peru becoming aware of the existence of an Event of Default with respect to one or more Series of Bonds, or the occurrence of any event that, with the giving of notice or lapse of time or both, would become such an Event of Default, a certificate of an Authorized Official, setting forth the details thereof and the action that Peru is taking or proposes to take with respect thereto.

         (b) Peru may at any time purchase or acquire any of the Bonds in any manner and at any price in the open market or in privately negotiated transactions. All Bonds which are purchased or acquired by or on behalf of Peru may, at its discretion, be held, resold or surrendered to the Fiscal Agent for cancellation, but any Bond so purchased by Peru may not be re-issued or resold except in compliance with the Securities Act and other applicable law."

         SECTION 8. Addition of Article IX. A new Article IX is hereby added to the Fiscal Agency Agreement, to read as follows:

                                   ARTICLE IX

               AMENDMENTS RELATING TO COLLECTIVE ACTION SECURITIES

         SECTION 9.1 General. The provisions of this Article IX shall apply only to Collective Action Securities (as defined in Section 6.1).

         SECTION 9.2 Amendment and Waivers. (a) Request for Written Consents; Calling of Meeting; Notice and Quorum. Peru may at any time ask for written consents from or call a meeting of holders of the Bonds of any Series at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement or the Bonds of that Series to be made, given or taken by holders of Bonds or to modify, amend or supplement the Terms of this Agreement as hereinafter provided. Any such meeting shall be held at such time and at such place as Peru shall determine and as shall be specified in a notice of such a meeting that shall be furnished to the holders of the Bonds of that Series at least 30 days and not more than 60 days prior to the date fixed for the meeting. In addition, the Fiscal Agent may at any time and from time to time call a meeting of holders of the Bonds of that Series for any such purpose, to be held at such time and at such place as the Fiscal Agent shall determine, after consultation with Peru, and as shall be specified in a notice of such meeting that shall be furnished to the holders of the Bonds of that Series at least 30 days and no more than 60 days prior to the date fixed for the meeting. In case at any time the holders of at least 10% in aggregate principal amount of the Outstanding Bonds (as defined in Section 9.2(f)) shall have requested the Fiscal Agent to call a meeting of the holders of Bonds of a Series for any such purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the Fiscal Agent shall call such meeting, to be held at such time and at such place as the Fiscal Agent shall determine, after consultation with Peru, for such purposes by giving notice thereof. Such notice shall be given at least 30 days and not more than 60 days prior to the meeting. Notice of every meeting of holders of the Bonds of a Series shall set forth in general terms the action proposed to be taken at such meeting.

         To be entitled to vote at any meeting of holders of the Bonds of a Series, a person shall be a holder of Outstanding Bonds of that Series or a person duly appointed by an instrument in writing as proxy for such a holder. At any meeting of holders, other than a meeting to discuss a Reserved Matter (as defined in Section 9.2(c)), the persons entitled to vote a majority in aggregate principal amount of the Outstanding Bonds of any Series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in aggregate principal amount of the Outstanding Bonds of that Series shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. At any meeting of holders held to discuss a Reserved Matter, the persons entitled to vote 75% in aggregate principal amount of the Outstanding Bonds of a Series shall constitute a quorum. The Fiscal Agent, after consultation with Peru, may make such reasonable and customary regulations, consistent therewith, as it shall deem advisable for any meeting of holders of Bonds of any Series with respect to the proof of the holding of bearer Bonds of that Series and of the appointment of proxies in respect of holders of registered Bonds of that Series, the record date for determining the registered owners of registered Bonds of that Series who are entitled to vote at such meeting (which date shall be set forth in the notice calling such meeting hereinabove referred to and which shall be not less than 15 nor more than 60 days prior to such meeting), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

         (b) Matters Other Than Reserved Matters. (i) At any meeting of holders of the Bonds of any Series duly called and held as specified in Section 9.2(a), upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of at least 66?% in aggregate principal amount of the Bonds of that Series then Outstanding represented at such meeting, or (ii) with the written consent of the holders of at least 66?% in aggregate principal amount of the Bonds of that Series then Outstanding, Peru and the Fiscal Agent may modify, amend or supplement the Terms or this Agreement in any way, other than a modification, amendment or supplement constituting a Reserved Matter, and the holders of the Bonds of that Series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement or the Bonds of that Series to be made, given or taken by holders of the Bonds of that Series, other than a waiver or other action constituting a Reserved Matter.

         (c) Reserved Matters. (i) At any meeting of holders of the Bonds of any Series duly called and held as specified in Section 9.2(a), upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of at least 75% in aggregate principal amount of the Bonds of that Series then Outstanding, or (ii) with the written consent of the holders of at least 75% in aggregate principal amount of the Bonds of that Series then Outstanding, Peru and the Fiscal Agent may make any modification, amendment, supplement or waiver of this Agreement or the Terms that would (A) change the due date for payment of the principal of (or premium, if any) or any installment of interest on the Bonds of that Series, (B) reduce the principal amount of the Bonds of that Series, the portion of such principal amount which is payable upon acceleration of the maturity of such Bonds, the interest rate thereon or the premium payable upon redemption thereof, (C) change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Bonds of that Series is payable, (D) shorten the period during which Peru is not permitted to redeem the Bonds of that Series, or permit Peru to redeem the Bonds of that Series if, prior to such action, Peru is not permitted to do so, (E) reduce the proportion of the principal amount of the Bonds of that Series the vote or consent of the holders of which is necessary to modify, amend or supplement this Agreement or the Terms or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, or change the definition of "Outstanding" with respect to the Bonds of that Series, (F) change the obligation of Peru to pay additional amounts with respect to the Bonds of that Series, (G) change the governing law provision of the Bonds of that Series,
(H) change the courts to the jurisdiction of which Peru has submitted, Peru's obligation to appoint and maintain a Process Agent with an office in New York, as set forth in Section 10.6(c), or Peru's waiver of immunity, in respect of actions or proceedings brought by any holder based upon the Bonds of that Series, as set forth in Section 10.6(e), (I) in connection with an exchange offer for the Bonds of that Series, amend any Event of Default (as defined in the terms of the Bonds of that series), or (J) change the status of that Series, as set forth in Section 3(a) of the Terms. Each of the actions set forth in clauses (A) through (J) of the preceding sentence is referred to herein as a "Reserved Matter."

         (d) Non-Material Amendments. Peru and the Fiscal Agent may, without the vote or consent of any holder of Bonds of any Series, amend this Agreement or the Terms for the purpose of (i) adding to the covenants of Peru for the benefit of the holders of Bonds, or (ii) surrendering any right or power conferred upon Peru in respect of this Agreement or the Terms, or (iii) providing security or collateral for the Bonds of any Series, or (iv) curing any ambiguity in any provision, or curing, correcting or supplementing any defective provision contained herein or in the Bonds of any Series in a manner which does not adversely affect the interest of any holder of such Bonds, or (v) effecting any amendment of this Agreement (including, to the extent necessary, to provide for the issuance and authentication of other Bonds and of Warrants) or of the Terms which Peru and the Fiscal Agent mutually deem necessary or desirable so long as any such amendment does not, and will not, adversely affect the rights or interests of any Bond holder of that Series.

         (e) Binding Nature of Amendments, Notice, Notations, etc. Any instrument given by or on behalf of any holder of a Bond of any Series in connection with any consent to or vote for any modification or amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Bond or any Bond issued directly or indirectly in exchange or substitution therefor or in lieu thereof. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action given or made with respect to the Bonds of any Series will be conclusive and binding on all holders of the Bonds of that Series, whether or not they have given such consent or cast such vote or were present at any meeting, and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Bonds of that Series. Notice of any modification or amendment of, supplement to, or request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Bonds of any Series or this Agreement (other than for purposes of curing any ambiguity or of curing, correcting or supplementing any defective provisions hereof or thereof) shall be given to each holder of Bonds of that Series affected thereby, in all cases as provided in the Terms.

         Bonds of any Series authenticated and delivered after the effectiveness of any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action may bear a notation in the form approved by the Fiscal Agent and Peru as to any matter provided for in such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action. New Bonds of that Series modified to conform, in the opinion of the Fiscal Agent and Peru, to any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action may be prepared by Peru, authenticated by the Fiscal Agent and delivered in exchange for Outstanding Bonds of that Series.

         The Fiscal Agent may request an opinion of counsel in connection with any amendment or supplement entered into hereunder, including any amendment or supplement to any Bonds of any Series.

         It shall not be necessary for the vote or consent of the holders of Bonds of a Series to approve the particular form of any proposed modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action, but it shall be sufficient if such vote or consent shall approve the substance thereof.

         (f) "Outstanding" Defined. For purposes of the provisions of this Agreement and the Bonds of any Series, any Bond of that Series authenticated and delivered pursuant to this Agreement shall, as of any date of determination, be deemed to be "Outstanding", except:

         (i) Bonds theretofore canceled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation or held by the Fiscal Agent for reissuance but not reissued by the Fiscal Agent;

         (ii) Bonds which have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereto (and premium, if any) and any interest thereon shall have been made available to the Fiscal Agent; or

         (iii) Bonds in lieu of or in substitution for which other Bonds shall have been authenticated and delivered pursuant to this Agreement;

provided, however, that in determining whether the holders of the requisite principal amount of Outstanding Bonds of any Series are present at a meeting of holders of Bonds of that Series for quorum purposes or have consented to or voted in favor or any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement hereunder, Bonds of that Series owned, directly or indirectly, by Peru or any public sector instrumentality of Peru shall be disregarded and deemed not to be Outstanding, except that in determining whether the Fiscal Agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement, only Bonds of that Series which the Fiscal Agent knows to be so owned shall be so disregarded. As used in this paragraph, "public sector instrumentality" means Banco Central de Reserva del Peru, any department, ministry or agency of the government of Peru or any corporation, trust, financial institution or other entity owned or controlled by the government of Peru or any of the foregoing, and "control" means the power, directly or indirectly, through the ownership of voting securities or other ownership interest or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity."

         SECTION 9. Form of Terms and Conditions of the Bonds. Exhibit C to the Fiscal Agency Agreement is hereby deleted in its entirety and replaced by Annex I to this Amendment.

         SECTION 10. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

         SECTION 11. Governing Law. This Amendment is governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution of this Agreement by Peru are governed by the laws of Peru.

         SECTION 12. Counterparts. This Amendment may be signed in any number of counterparts (which may include counterparts delivered by telecopier), with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts together constitute but one and the same instrument.

         SECTION 13. Incorporation Into Fiscal Agency Agreement. All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Fiscal Agency Agreement, and the Fiscal Agency Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one and the same instrument.

         SECTION 14. Acceptance. The Fiscal Agent accepts the Fiscal Agency Agreement, as supplemented by this Amendment, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

         SECTION 15. Separability. If any provision in this Amendment or in the Terms is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         SECTION 16. Effect of Headings. The Article and Section headings in this Amendment are for convenience only and shall not affect the construction hereof.

         SECTION 17. Amendment. Except as specifically amended or modified hereby, the Fiscal Agency Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                   THE REPUBLIC OF PERU

                                   By  /s/ Betty Sotelo
                                       -----------------------------------------
                                       Name:  Betty Sotelo
                                       Title: Directora General de Credito
                                              Publico of the Republic of Peru


                                   JPMORGAN CHASE BANK

                                   By  /s/ William Potes
                                       -----------------------------------------
                                       Name:  William Potes
                                       Title: Assistant Treasurer